Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of REalloys, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of REalloys, Inc. (the Company) as of December 31, 2025, and the related consolidated statements of operations, changes in mezzanine equity and stockholders’ equity, and cash flows for the year ended December 31, 2025, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the year ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Grassi & Co., CPAs, P.C.
We have served as the Company’s auditor since 2026.
Glastonbury, Connecticut
May 11, 2026

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
of REalloys, Inc.

Carson City, Nevada

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of REalloys, Inc. (the Company) as of December 31, 2024, and the related consolidated statements of comprehensive loss, changes in stockholders’ deficit, and cash flows for the period May 20, 2024 (date of inception) through December 31, 2024, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of their operations and their cash flows for the period May 20, 2024 (date of inception) through December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the consolidated financial statements, the Company’s lack of liquidity raises substantial doubt about their ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Stephano Slack LLC

We have served as the Company’s auditor since 2024.

Wayne, Pennsylvania

March 24, 2025

REalloys, Inc. and Subsidiaries (Formerly Eagle Ridge Resources, Inc.)

Consolidated Balance Sheets

December 31, 2025, and 2024

(In thousands, except share and per share data)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash	$2,824	$113
Accounts receivable, net of allowance for credit losses of $0	730	-
Prepaid expense	34,987
Total current assets	38,541	113

Non-current assets:
Mineral properties	50,532	50,532
Machinery and equipment, net	321	-
Intangible assets	1,316	-
Goodwill	2,077	-
Operating lease right-of-use asset, net	602	-
Total non-current assets	54,848	50,532

Total assets	$93,389	$50,645

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued expenses	3,433	$755
Accrued expenses, related party	610	-
Note payable, related party	94	-
SAFE liability, related party	1,320	1,320
SAFE liability	1,695	1,500
Current portion of operating lease liabilities	2	-
Deferred cash consideration from acquisition	-	7,246
Total current liabilities	7,154	10,821

Non-current liabilities:
Note payable, related party	-	2,044
Contingent consideration	34,561	29,364
Long-term operating lease liabilities	536	-
Deferred tax liability	13,644	13,644
Long-term debt	154	-
Total non-current liabilities	48,895	45,052

Total liabilities	56,049	55,873

Mezzanine equity
Series X redeemable preferred stock, $0.0001 par value; 10,000,000 shares authorized, 2,000 shares issued and outstanding	1,506	-

Stockholders’ equity (deficit)
Common stock, $0.0001 par value, 250,000,000 shares authorized, 119,383,766 and 76,500,000 shares issued and outstanding as of December 31, 2025, and 2024, respectively	12	8
Additional paid in capital	116,946	213
Accumulated deficit	(81,125)	(5,449)
Total stockholders’ equity (deficit)	35,834	(5,228)
Total liabilities and stockholders’ equity (deficit)	93,389	$50,645

See accompanying notes to these consolidated financial statements.

REalloys, Inc. and Subsidiaries (Formerly Eagle Ridge Resources, Inc.)

Consolidated Statements of Operations

For the Years Ended December 31, 2025 and 2024

(In thousands, except share and per share data)

	Year Ended December 31,
	2025	2024
Net revenues	$800	$-
Operating expenses:
Cost of sales	906	-
General and administrative	69,629	1,203
Depreciation and amortization	249	-
Exploration costs	-	224
Total operating expenses	70,785	1,427

Loss from operations	(69,985)	(1,427)

Interest expense	(374)	(213)
Change in the fair value of the contingent consideration	(5,197)	(976)
Deferred cash consideration late payment penalties	-	(2,833)

Net loss	$(75,555)	$(5,449)

Basic and diluted net loss per share	$(0.76)	$(0.10)
Weighted-average shares used in computation of net loss per share:
Basic and diluted	99,634.249	56,760,000

See accompanying notes to these consolidated financial statements.

REalloys, Inc. and Subsidiaries (Formerly Eagle Ridge Resources, Inc.)

Consolidated Statement of Changes in Mezzanine Equity and Stockholders’ Equity (Deficit)

For the Years Ended December 31, 2025 and 2024

(In thousands, except share data)

					Additional		Total
	Preferred Shares		Common Shares		Paid-In	Accumulated	Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)
Balances as of May 20, 2024 (inception)	-	$-	-	$-	$-	$-	$-
Issuance of common stock for cash	-	-	76,500,000	8	-	-	8
Imputed interest treated as a capital contribution	-	-	-	-	213	-	213
Net loss	-	-	-	-	-	(5,449)	(5,449)
Balances as of December 31, 2024	-	$-	76,500,000	$8	$213	$(5,449)	$(5,228)
Issuance of common stock for acquisition of business	-	-	14,000,000	1	3,544	-	3,546
Issuance of preferred stock and common stock for cash	2,000	1,506	8,085,884	1	15,675	-	15,681
Issuance of common stock to financing advisors	-	-	4,500,000	-	-	-	-
Recognition of services paid in-kind	-	-	16,297,882	2	90,073	-	90,074
Dividends declared	-	-	-	-	-	(121)	(121)
Stock Compensation	-	-	-	-	7,074	-	7,074
Imputed interest treated as a capital contribution	-	-	-	-	363	-	363
Net loss	-	-	-	-	-	(75,555)	(75,555)
Balances as of December 31, 2025	2,000	$1,506	119,383,766	$12	116,976	(81,125)	(35,834)

See accompanying notes to these consolidated financial statements.

REalloys, Inc. and Subsidiaries (Formerly Eagle Ridge Resources, Inc.)

Consolidated Statement of Cash Flows

For the Years Ended December 31, 2025 and 2024

(In thousands)

	Year Ended
	2025	2024
Net loss	$(75,555)	$(5,449)

Adjustments to reconcile net loss to net cash used in operating activities:
Imputed interest expense	363	213
Depreciation and amortization	209	-
Issuance of common stock for services	55,313	-
Issuance of Share Compensation	6,973	-
Deferred cash consideration late payment penalties	-	2,833
Change in fair value of contingent consideration	5,197	976
Non-cash lease expense	48	-

Change in operating assets and liabilities:
Prepaid expenses	(225)	-
Accounts payable and accrued expenses	2,847	755
Accounts receivable	(634)	-
Operating lease liability	(49)	-
Net cash used in operating activities	(5,513)	(672)

Cash flows from investing activities
Cash paid for asset acquisition	-	(4,087)
Purchase of fixed assets	(66)
Net cash used in investing activities	(66)	(4,087)

Cash flows from financing activities
Proceeds from notes payable, related party	200	2,044
Payment of notes payable, related party	(2,150)	-
Proceeds from SAFE liability – related party	-	1,320
Proceeds from SAFE liability	195	1,500
Payment of deferred cash consideration	(7,246)	-
Proceeds from issuance of preferred and common shares, net of issuance costs	17,290	8
Net cash provided by financing activities	8,290	4,872

Net increase in cash	2,711	113
Cash, beginning of year	113	-
Cash, end of year	2,824	113

Supplemental cash flow information
Cash paid for interest	-	-
Cash paid for income tax	-	-

Supplemental disclosures of non-cash investing and financing activities:
Acquisition of business	$3,545	$-
Accrued dividends on preferred shares	$121
Issuance of common shares for services	$90,075
Contingent consideration issued in an asset acquisition	$-	$28,388
Mineral properties asset acquired	$-	$50,532
Deferred tax liability recognized on mineral property asset acquired	$-	$13,644
Deferred cash consideration from asset acquisition	$-	$6,500

accompanying notes to these consolidated financial statements.

REalloys, Inc. (Formerly Eagle Ridge Resources, Inc.)

Notes to Consolidated Financial Statements

(Amounts in thousands, except as noted and share and per share amounts)

Note 1 – Nature of Business

REalloys, Inc. (“REalloys”), formerly Eagle Ridge Resources, Inc., a Nevada corporation, was formed on May 20, 2024. REalloys was formed to acquire 100% of the outstanding equity of Strategic Metals Development Corporation (“Strategic Metals”). On May 29, 2024, REalloys acquired all of the equity interests in Strategic Metals (Note 5). REalloys had no other operations prior to the acquisition on May 29, 2024. On March 31, 2025, REalloys entered into a share exchange agreement with PMT Critical Metals Inc. (“PMTCM”) (Note 4). Since the acquisitions, the Company has been engaged primarily in research and development activities of the mineral properties.

Agreement of Merger

On March 10, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Blackboxstocks Inc., a Nevada corporation (“Blackbox”) and RABLBX Merger Sub Inc., a Nevada corporation and wholly owned subsidiary of Blackbox (“Merger Sub”).

Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, the Company will merge with and into Merger Sub, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Blackbox (the “Merger”). At the closing of the Merger (the “Closing”), the holders of common stock and outstanding instruments convertible into or exercisable for common stock of the Company will receive, as merger consideration, newly issued shares of common and preferred stock of Blackbox representing approximately 92.7% of the post-close aggregate as common and preferred stock of Blackbox. This merger will be accounted for as a reverse acquisition in accordance with ASC 805, Business Combinations. On February 24, 2026, the Company completed the Merger. See Note 16 for additional information.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

These consolidated financial statements include the accounts of the REalloys, Strategic Metals and PMTCM (together, the “Company”). Strategic Metals is a Variable Interest Entity (“VIE”), in which REalloys is the primary beneficiary. All inter-company transactions and balances have been eliminated on consolidation.

Strategic Metals is classified as a VIE because the equity investment  at risk is not sufficient to finance Strategic Metals’ activities without additional subordinated financial support. REalloys has been identified as the primary beneficiary, as it has both the power to direct the significant activities of Strategic Metals and the obligation to absorb its losses, or the right to receive benefits that could be significant to Strategic Metals.

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Actual results and outcomes may differ from management’s estimates and assumptions.

Segment Reporting

The Company operates in one reportable segment. The Company’s Chief Executive Officer has been identified as the Chief Operating Decision Maker (“CODM”). The CODM manages the Company as a single, integrated rare-earth development and supply chain enterprise focused on building a North American mine-to-magnet supply chain for U.S. Protected Markets. The CODM reviews the Company’s consolidated financial statements, including consolidated net loss and total operating expenses, to assess performance and allocate resources across the Company’s development activities. The Company is in the early stage of development and has not established ongoing commercial revenues or positive operating cash flows sufficient to cover operating costs. Accordingly, all resource allocation decisions are made at the consolidated enterprise level. The Company’s operating activities include mineral property exploration (HLREE), rare earth metal and magnet material production (Euclid Magnet Facility), and associated development and administrative functions, all of which are managed as components of a single integrated supply chain strategy.

Concentration of Credit Risk and Other Risks and Uncertainties

The Company’s future results of operations are subject to a number of risks and uncertainties. Factors that could affect the Company’s future operating results and cause actual results to vary materially from expectations include, but are not limited to, limited operating history; exploration, development, and operating risks; achieving commercial feasibility, permits and government regulations, environmental and safety regulations, dependence on key personnel, and financing risks.

Cash

All the Company’s cash is held in bank accounts with reputable financial institutions. The Company maintains cash balances in its bank accounts, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risk with respect to cash.

Trade Accounts Receivable

Trade accounts receivable pertain to receivables arising from contracts with customers and do not bear interest. The Company evaluates its estimate of expected credit losses based on historical experience and current economic conditions for each portfolio of customers, though at present, the amounts are concentrated among a limited number of customers. As of December 31, 2025, the Company did not have an allowance for expected credit losses, as principally all of the Company’s receivables are from a limited number of customers, with no history or expectation of uncollectible amounts. As of December 31, 2024, the Company had no trade accounts receivable and associated credit losses.

Mining Properties

The Company capitalizes costs incurred to acquire mineral properties, claims, and royalty options, and to maintain mineral rights and leases. When a property reaches the production stage, the related capitalized costs are amortized on a units-of-production basis over the proven and probable reserves following the commencement of production. Interest expense allocable to the cost of developing mining properties and constructing new facilities is capitalized until the assets are ready for their intended use. Mineral properties are periodically assessed for impairment of value when events or changes in circumstances indicate that the related carrying amounts of such assets may not be recoverable. Events or circumstances that could indicate that the carrying value of an asset or asset group may not be recoverable include, but are not limited to, significant adverse changes in the business climate including changes in future mineral prices, significant changes to the extent or manner in which the asset is being used or its physical condition including significant decreases in production or mineral reserves, and significant reductions in the market price of the assets. Any subsequent losses are charged to operations at the time of impairment. If a property is abandoned or sold, its capitalized costs are charged to operations.

Costs of lease, exploration, carrying and retaining unproven mineral properties are expensed as incurred. The Company expenses all mineral exploration costs as incurred, as it is still in the exploration stage. If the Company identifies proven and probable reserves in its investigation of its properties and, upon developing a plan to operate a mine, enters the development stage and capitalizes future costs until production is established.

To date, the Company has not established the commercial feasibility of any exploration prospects; therefore, all exploration costs are expensed as incurred. For the year ended December 31, 2025 , the Company incurred no exploration or development costs. For the year ended December 31, 2024, the Company incurred $0.2 million in exploration costs and no development costs.

Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 930-805, “Extractive Activities-Mining: Business Combinations” states that mineral rights consist of the legal right to explore, extract, and retain at least a portion of the benefits from mineral deposits. Mining assets include mineral rights, which are considered tangible assets under ASC 930-805. ASC 930-805 requires that mineral rights be recognized at fair value as of the acquisition date. As a result, the direct costs to acquire mineral rights are initially capitalized as tangible assets. Mineral rights include costs associated with acquiring patented and unpatented mining claims.

FASB ASC 930-805 provides that in measuring the fair value of mineral assets, an acquirer should take into account both:

(a)	The value beyond proven and probable reserves (“VBPP”) to the extent that a market participant would include VBPP in determining the fair value of the assets.

(b)	The effects of anticipated fluctuations in the future market price of minerals in a manner that is consistent with the expectations of market participants.

As of December 31, 2025, the Company has capitalized a total of $50.5 million in mining property rights (Note 5) with no amortization recorded to date, as production has not commenced.

Property and equipment

Property and equipment are recorded at cost and depreciated over their useful lives. Expenditures for new property, plant and equipment and improvements that extend the useful life or functionality of the assets are recorded at their cost of acquisition or construction. Repair and maintenance costs that do not extend the useful life of an asset are expensed as incurred. Depreciation on property, plant and equipment is recognized on a straight-line basis over their estimated useful lives, as follows:

Estimated
Asset Category	Useful Life
Production equipment	7 years

Property and equipment were acquired on March 31, 2025, primarily refers to the Company’s metallization and alloy processing equipment and machinery. See Note 4 – Business Combination. Depreciation expense of $31 thousand  was recorded for the year ended December 31, 2025. Property and equipment is reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. For the year ended December 31, 2025, no impairment charges have been recorded.

Business combinations

The Company accounts for business combinations using the acquisition method of accounting and records any identifiable intangible assets separately from goodwill, if any. Intangible assets are recorded at their fair value based on estimates as of the date of acquisition. The Company allocates the purchase price of the acquisition to the assets acquired and the liabilities assumed based on estimates of fair value at the acquisition date.

The results of operations for an acquired business are included in the Company’s consolidated financial statements from the date of acquisition. See Note 4 – Business Combination.

Intangible assets

Intangible assets consist of definite-lived patents and acquired magnet and metallization process-operational knowledge and skills, ‘know-how’. Definite-lived intangible assets are recorded at fair value less accumulated amortization. The assets are amortized on a straight-line basis over their estimated useful life of 15 years, given that the pattern of economic benefit cannot be reliably determined. The Company considers the period of expected cash flows and the underlying data when measuring fair value to determine its useful lives. The Company reviews the carrying amount of its amortizing intangible assets for possible impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. If the carrying amounts of the amortizing intangible assets exceed their fair value, the excess amount is recognized as an impairment. Once an impairment of an intangible asset has been recorded, it cannot be reversed. See Note 6 – Intangible Assets.

Goodwill

Goodwill recognized in business combinations is assigned to the reporting units that are expected to benefit from the combination as of the acquisition date. Goodwill is not amortized; rather, goodwill is tested annually for impairment or more frequently upon the occurrence of certain events or substantive changes in circumstances. The Company has the option to perform a qualitative assessment to determine if an impairment is more likely than not to have occurred. If the Company can support the conclusion that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company would not need to perform a quantitative impairment test. If the Company cannot support such a conclusion or elects not to perform the qualitative assessment, the Company performs a quantitative assessment. If a quantitative goodwill impairment assessment is performed, the Company utilizes a combination of the market and income valuation approaches. If the fair value of a reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the reporting unit is less than its carrying value. The Company has selected October 31st as the date to perform its annual impairment test. See Note 6 – Intangible Assets.

Leases

The Company determines if an arrangement is, or contains, a lease at contract inception. In some cases, the Company has determined that its lease arrangements include both lease and non-lease components. The Company has elected to use a practical expedient to account for each separate lease component and its associated non-lease components as a single lease component for most of its asset classes. The Company recognizes right-of-use (“ROU”) assets and lease liabilities upon commencement for all leases with a lease term greater than 12 months. The Company has elected to use a practical expedient to not recognize leases with a lease term of 12 months or less in the Consolidated Balance Sheets for all of its asset classes. These short-term leases are expensed on a straight-line basis over the lease term.

ROU assets represent the Company’s right to use an underlying asset for the lease term, and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the commencement date of the lease based on the present value of lease payments over the lease term. When the implicit rate in the lease cannot be readily determined, the Company uses its incremental borrowing rate to determine the present value of the future lease payments. Lease liabilities are accreted each period and reduced for payments. The ROU asset also includes other adjustments, such as for the effects of lease prepayments, initial lease costs, or lease incentives received. The lease term may include periods covered by options to extend or terminate the lease when it is reasonably certain that the Company will exercise a renewal option, or reasonably certain it will not exercise an early termination option. Lease expense is recognized on a straight-line basis over the lease term. Variable lease payments not included in the lease liability are expensed as incurred. Additionally, ROU assets are subject to impairment testing whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. If the carrying amounts of ROU assets exceed their fair value, the excess amount is recognized as an impairment

For additional information related to leases, see Note 8 – Leases.

Impairment of Long-Lived Assets:

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. In estimating undiscounted cash flows, assets are grouped at the lowest level for which identifiable cash flows are largely independent of those from other asset groups. The Company’s estimates of undiscounted cash flows are based on numerous assumptions, and actual cash flows may differ significantly from estimates, as actual produced reserves, prices, commodity-based and other costs, and closure costs are each subject to significant risks and uncertainties. The estimated undiscounted cash flows used to assess the recoverability of long-lived assets and to measure the fair value of the Company’s operations are derived from current business plans, which are developed using short-term price forecasts reflective of the current price environment and the Company’s projections for long-term average prices. In addition to short- and long-term price assumptions, other assumptions include estimates of production costs; proven and probable mineral reserve estimates, including the timing and cost to develop and produce the reserves; value beyond proven and probable estimates; and estimated future closure costs.

If the carrying amount of the long-lived asset or asset groups is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined using various valuation techniques, including discounted cash flow models, quoted market values, and third-party independent appraisals, based on the approach a market participant would use.

Commitments and Contingencies:

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. If a loss contingency is not probable or reasonably estimable, disclosure of the contingency and estimated range of loss, if determinable, is made in the financial statements when it is at least reasonably possible that a material loss could be incurred. Legal costs incurred in connection with loss contingencies are expensed as incurred. See Note 13 - Commitments and Contingencies

Series X Preferred Shares:

The Company’s Series X Preferred Stock is classified as redeemable preferred stock (mezzanine equity) outside of stockholders’ equity within the Company’s consolidated balance sheets because certain redemption rights are not solely within the Company’s control. The Series X Preferred Stock includes redemption provisions upon certain contingent events, including specified deemed liquidation events, certain change in control events, termination of the merger before consummation, and, in certain circumstances, at the holder’s option during the period immediately preceding the earlier of the merger closing and the stated maturity date. This classification reflects that the instrument may not remain permanently in equity and could require the future transfer of cash, securities or other assets.

At each reporting date, the Company reassesses whether the Series X Preferred Stock is currently redeemable or probable of becoming redeemable and whether adjustment of the carrying amount to the estimated maximum redemption amount is required. As of December 31, 2025, management concluded that the Series X Preferred Stock was not currently redeemable and was not probable of becoming redeemable in the future; accordingly, the carrying amount of the Series X Preferred Stock was not adjusted to its maximum redemption amount. See Note 14 – Stockholders’ Equity (Deficit).

Warrants:

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms. The assessment considers whether the warrants are freestanding financial instruments, whether they meet the definition of a liability, and whether they meet all requirements for equity classification, including whether they are indexed to the Company’s common stock. See Note 14 – Stockholders’ Equity (Deficit) for warrants in equity and Note 5 – Asset Acquisition, for contingent consideration warrants in liabilities.

Simple Agreements for Future Equity (“SAFE”):

The Company has issued Simple Agreements for Future Equity (“SAFEs”) to investors in exchange for cash funding to support early-stage operations. The SAFEs are freestanding equity-linked instruments under which investors are entitled to receive a variable number of shares of the Company’s common stock (or common stock of a successor public entity) upon the occurrence of a specified liquidity event (the “Liquidity Event”), generally defined as the Company’s going-public transaction.

The Company evaluated the SAFEs under ASC 480, Distinguishing Liabilities from Equity, and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity. The SAFEs are not within the scope of ASC 480 and do not meet the “fixed-for-fixed” indexation and equity-classification criteria in ASC 815-40 due to their variable-share-for-fixed-value settlement and multiple contingent settlement outcomes (including potential cash settlement upon a change of control). As a result, the SAFEs are accounted for as derivative liabilities under ASC 815-10 and are measured at fair value on a recurring basis, with changes in fair value recognized in earnings in the period of remeasurement.

Fair value is determined in accordance with ASC 820, Fair Value Measurement, using valuation techniques that incorporate probability-weighted scenarios (including Liquidity Event, change of control, and dissolution outcomes) and significant unobservable inputs, and the SAFEs are classified within Level 3 of the fair value hierarchy. The SAFEs do not bear interest, have no stated maturity date, and confer no voting or other shareholder rights prior to conversion; upon conversion, the carrying amount of the SAFE liability is reclassified to equity with no gain or loss recognized. See Note 10 – SAFEs Liability.

Revenue

The Company recognizes revenue from service contracts in accordance with ASC 606, Revenue from Contracts with Customers. The company identifies performance obligations within each contract. It recognizes revenue as these obligations are satisfied over time or at a point in time, depending on the nature of the service.

For ongoing service contracts, revenue is generally recognized over time as the customer simultaneously receives and consumes the benefits provided. REalloys uses an output method to measure progress, typically based on time elapsed or milestones achieved. For contracts where REalloys has a right to invoice for services performed to date, the practical expedient is to apply the right to recognize revenue in the amount for which the company has a right to invoice

Revenue is measured based on the consideration specified in the contract with the customer, excluding any amounts collected on behalf of third parties.

Cost of Sales

Cost of sales related to service contracts primarily includes subcontractor expenses, materials used in fulfilling the contracts, and an allocation of overhead costs directly attributable to contract activities. These costs are recognized in accordance with ASC 340-40, Other Assets and Deferred Costs - Contracts with Customers.

Direct costs that relate to future performance obligations are capitalized as contract assets when incurred and amortized on a systematic basis consistent with the pattern of transfer of the goods or services to which the asset relates. Costs that relate to satisfied performance obligations are expensed as incurred.

REalloys performs periodic assessments of contract costs to determine if they are recoverable. Any anticipated losses on contracts are recognized when identified. The company uses the cost-to-cost method to measure progress toward the complete satisfaction of performance obligations and to recognize both revenue and associated costs. Indirect costs that cannot be clearly related to production, such as general and administrative expenses, are expensed as incurred and not included in cost of sales.

Stock-Based Compensation:

From time to time, the Company grants to its employees and directors certain stock-based awards, which are comprised of the following types: (i) Stock Awards (as defined in Note 14 – Stockholders’ Equity (Deficit), (ii) market-based performance stock units (“market-based PSUs’) and (iii) performance-based performance stock units (“performance-based PSUs”). The cost of services received in exchange for an award of equity instruments is based on the grant-date fair value of the award. The Company accounts for forfeitures in the period in which they occur based on actual forfeitures.

Stock Awards may contain service conditions, and their fair value equals the product of the Company’s stock value on the date of grant and the number of Stock Awards granted. Compensation cost for Stock Awards with graded vesting schedules is recognized on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award were, in substance, multiple awards, which results in accelerated recognition of compensation cost.

Market-based PSUs incorporate market conditions and may include service conditions. Their fair value is determined using a Monte Carlo simulation. The Monte Carlo simulation requires inputs and assumptions such as the grant-date stock value, expected volatility, correlation coefficient with relevant peer groups or indices, risk-free interest rate, and dividend yield. Compensation cost for market-based PSUs with cliff vesting schedules is recognized on a straight-line basis over the requisite service period. Compensation costs for these awards are not adjusted based on actual achievement of the market-based performance goals.

Performance-based PSUs include performance conditions and may include service conditions. Their fair value equals the product of the Company’s stock value on the date of grant and the number of awards granted. Compensation cost for performance-based PSUs with cliff vesting schedules is recognized on a straight-line basis over the requisite service period if it is probable that a performance condition will be achieved. No compensation cost will be recognized for a performance condition that is not probable of being achieved. The Company re-evaluates at the end of each reporting period whether a performance condition is probable of being achieved. If, based on this re-evaluation, the Company estimates an increase in overall compensation cost, then the Company will recognize a cumulative catch-up of compensation cost in the period of the re-evaluation. Alternatively, if the Company estimates a decrease in overall compensation cost, the Company will not reverse compensation cost already recognized until achievement of the performance condition is estimated to be improbable. See also Note 14 – Stockholders’ Equity (Deficit) for additional information.

Income Taxes

Income taxes are recognized in accordance with ASC 740 “Income Taxes”. Deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes. The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities that give rise to the differences.

The Company maintains a valuation allowance against deferred tax assets. The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s consolidated financial position and results of operations for the current period. Future realization of the deferred tax benefit depends on the existence of sufficient taxable income during the carry-forward period under Federal tax law. Changes in circumstances, such as the Company generating taxable income, could lead to a reassessment of the realizability of the related deferred tax asset. Any change in the valuation allowance will be included in income in the year the change in estimates occurs.

The Company evaluates tax positions in a two-step process. The Company first determine whether it is more likely than not that a tax position will be sustained upon examination, based on the technical merits of the position. If a tax position meets the more-likely-than-not recognition threshold, it is then measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The Company classifies gross interest and penalties, and unrecognized tax benefits that are not expected to result in the payment or receipt of cash within one year, as long-term liabilities in the consolidated financial statements.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which focuses on the rate reconciliation and income taxes paid. ASU No. 2023-09 requires a public business entity (PBE) to disclose, on an annual basis, a tabular rate reconciliation using both percentages and currency amounts, broken out into specified categories with certain reconciling items further broken out by nature and jurisdiction to the extent those items exceed a specified threshold. In addition, all entities are required to disclose income taxes paid, net of refunds received, disaggregated by federal, state/local, and foreign and by jurisdiction if the amount is at least 5% of total income tax payments, net of refunds received. For PBEs, the new standard is effective for annual periods beginning after December 15, 2024, with early adoption permitted. For entities other than PBEs, the requirements will be effective for annual periods beginning after December 15, 2025. An entity may apply the amendments in this ASU prospectively by providing the revised disclosures for the period ending December 31, 2025 and continuing to provide the pre-ASU disclosures for the prior periods, or may apply the amendments retrospectively by providing the revised disclosures for all periods presented. As of December 31, 2025, the Company adopted this new ASU, which only affects its income tax disclosures, with no impact on its operations, cash flows, or financial condition.

Earnings (Loss) Per Share

The Company follows ASC 260 in reporting earnings (loss) per share (EPS), presenting basic and diluted earnings (loss) per share. Basic net loss per share is calculated by dividing net income loss by the weighted average shares outstanding during the period, without consideration for common stock equivalents. Diluted net loss per share is calculated by adjusting weighted average shares outstanding for the dilutive effect of common stock equivalents outstanding for the period, determined using the treasury-stock and if-converted methods. For purposes of the diluted net loss per share calculation, preferred stock, stock options, unissued common stock committed under certain non-employee agreements for services and warrants are considered to be common stock equivalents but have been excluded from the calculation of diluted net loss per share, as their effect would be anti-dilutive for all periods presented.

Recent Accounting Pronouncements Not Yet Adopted

Other than those listed below, there were no accounting pronouncements issued during the year ended December 31, 2025, that had or would be expected to have a material impact on the Company’s Consolidated Financial Statements and accompanying notes.

In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses, which requires footnote disclosure that disaggregates relevant expense captions, including the total amount of selling expenses. The amendments in this update are effective for annual periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027, on a prospective basis, with the option to apply retrospectively. Early adoption is permitted. The Company is currently assessing the impact of this update on our financial statement disclosures.

Note 3 – Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the ordinary course of business. In the Company’s previously issued audited consolidated financial statements for the period ended December 31, 2024, management concluded that substantial doubt existed about the Company’s ability to continue as a going concern due to limited liquidity, negative operating cash flows and the early stage of the Company’s operations.

In connection with the preparation of these consolidated financial statements, management reevaluated the Company’s ability to continue as a going concern in accordance with ASC 205-40.

In performing this assessment, management considered obligations probable of becoming due within the applicable assessment period and distinguished those obligations from larger strategic and development expenditures that are discretionary, non-binding, capable of being sequenced or expected to be financed separately. Management’s improved liquidity position reflects the successful execution of financing plans contemplated in prior periods, including the closing of the Company’s March 9, 2026, public offering, Based on the Company’s improved liquidity, management concluded that the conditions and events that raised substantial doubt in the prior period do not raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the consolidated financial statements are issued.

The Company expects that additional capital may be required in the future to support longer-term strategic growth initiatives and major development projects. However, management’s going concern conclusion does not depend on the completion of any specific future financing transaction during the applicable one-year assessment period.

Note 4 – Business Combination

On March 31, 2025, the Company acquired 100% of the outstanding equity interests of PMT Critical Metals Inc. (“PMTCM”) pursuant to a share exchange agreement. In exchange, the Company issued an aggregate of 14,000,000 shares of its common stock to the two PMTCM shareholders, Powdermet, Inc. and PMT Metals LLC, each of which received 7,000,000 shares. Following the share exchange, PMTCM became a wholly owned subsidiary of REalloys.

PMTCM operates a rare earth metallization and NdFeB magnet materials facility in Euclid, Ohio that produces rare earth metals and magnet materials for the U.S. Defense Logistics Agency, the U.S. Department of Energy’s AMES National Laboratory and industrial magnet customers. The acquisition represents a key step in REalloys’ strategy to build a vertically integrated North American mine-to-magnet rare-earth supply chain.

The consideration transferred consists solely of REalloys common shares issued to the PMTCM shareholders.

●	Common shares issued: 14,000,000

●	Fair value per share at March 31, 2025: approximately $0.25

●	Total fair value of consideration: $3.5 million

At the acquisition date, REalloys was a private company without a quoted market price for its common shares; therefore, the March 10, 2025, reference financing with Five Narrow Lane LP was used as the primary valuation input, as it represents the most proximal, reliable third-party assessment of the Company’s fair value. That analysis implies a fair value of approximately $0.25 per common share and a total consideration of $3.5 million for the 14,000,000 shares issued. See Note 14 – Stockholders’ Equity (Deficit) for additional information on the Five Narrow Lane LP reference transaction.

For certain acquired intangible assets and the reporting unit as a whole, the Company utilized the discounted cash flow (DCF) method under the income approach. This involved projecting future cash flows expected to be generated by the assets or reporting unit and discounting them at 11% to present value, reflecting the risk characteristics of the underlying assets. Additionally, the Company considered enterprise value indications using market-based valuation multiples of comparable publicly traded companies and transactions to corroborate the results of the income approach. There were no issuance costs incurred.

The transaction was accounted for as a business combination under the acquisition method. Accordingly, the tangible and identifiable intangible assets acquired and liabilities assumed were recorded at fair value as of the date of acquisition, with the remaining purchase price recorded as goodwill. Goodwill largely consists of expected synergies from combining operations and the assembled workforce values.

The following table summarizes the final fair values of the assets acquired and liabilities assumed at the date of acquisition and consideration transferred:

Purchase Price
Consideration transferred	$3,543
Fair value of total consideration transferred	$3,543

Purchase Price Allocation
Fixed assets	$286
Accounts receivable	96
Intangible assets	1,493
Goodwill	2,077
Operating lease right-of-use asset	650
Total assets acquired	$4,603

Accounts payable	$70
Employment contract liability	250
Operating lease liability	586
Long-term debt	154
Total liabilities assumed	1,060
Total net assets acquired	$3,543

The Company assessed the fair value of the assets and liabilities. The identifiable intangible assets principally included patents and operational-process know-how, which were determined to be finite-lived assets and are subject to amortization over the remaining useful life.

The fair values of intangible assets were determined using the royalty-avoidance approach and the discounted-cash-flow method. Specifically, the Company estimated that owning the patents would avoid royalty expenses of approximately 6% of gross margin from the estimated revenues generated by the use of the patents, conferring an identifiable benefit to the Company. Further, the Company utilized a discount rate of 11%.  The fair value of definite-life intangible assets and their estimated useful lives are as follows:

Identified Intangible Assets	Fair Value	Useful Life
Patents	$500	15 Years
Process knowledge and operating agreement	993	8 Years
Fair value of Intangibles	$1,493

The recoverable value of intangibles is not subject to the Company’s ability or intent to extend contractual arrangements beyond their current terms or patents beyond their statutory lives. The purchase price allocation is preliminary and subject to change as the Company finalizes the valuation of the assets acquired and liabilities assumed. In accordance with ASC 805, the Company may record measurement-period adjustments for up to one year from the acquisition date as additional information becomes available.

Secured Obligation

In connection with the acquisition of PMTCM, certain assets owned by PMTCM (including production equipment and intellectual property) are subject to liens held by a lender to a related party of PMTCM. The Company did not assume the related party’s underlying debt obligation. However, to obtain clear title to the equipment and release the lien, the Company is required to make a payment of $0.4 million to the lender, and this commitment was paid in the first quarter of 2026. This payment is treated as a partial settlement of the secured obligation and will reduce the outstanding balance accordingly.

Post-acquisition revenues and results

Since the acquisition date, PMTCM has generated revenues from short-term service contracts and the production of rare-earth metals and magnet materials. From the date of acquisition through December 31, 2025, the Company recognized $0.800 million in revenue and $0.9 million in related cost of sales.

Note 5 – Asset Acquisition

On May 29, 2024 (the “Effective Date”), the Company, Strategic Metals and the shareholders of Strategic Metals entered into a share purchase agreement (“Agreement”) pursuant to which the Company would acquire all issued and outstanding shares of Strategic Metals, which owns the title, right, and interest in Hoidas Lake Property in Saskatchewan. The Hoidas Lake Property is a mine in Canada that contains rare-earth metals.

The transaction was accounted for as an asset acquisition in accordance with ASC 805-50, as all of the fair value of the acquisition was comprised of a single identifiable asset. Total consideration in the asset acquisition was $50.5 million, consisting of $8.5 million of deferred cash payments, the issuance of special warrants with a fair value of $28.4 million, and the recognition of a deferred tax liability of $13.6 million. No direct transaction costs were incurred, and no other assets or liabilities were acquired or assumed, respectively, in the asset acquisition. The deferred cash payments are to be made in three installments: $2.0 million first cash payment to be made on or before June 4, 2024, $2.8 million second cash payment to be made by September 30, 2024, and $3.8 million third cash payment to be made by December 31, 2024. The Company made the first cash payment of $2.0 million in June 2024 and, in December 2024, made a portion of the second cash payment. The remaining payments were made on or before December 31, 2025. See Note 11 - Deferred Cash Consideration from Acquisition for additional details.

The special warrants automatically convert into $38.0 million worth of the Company’s common shares upon completion by the Company of a Liquidity Event (as defined in the Agreement). All unconverted special warrants become null and void if not converted on or before December 31, 2026. On February 24, 2026, the Company completed the Liquidity Event. See Note 17 – Subsequent Events for additional information.

The Company calculated the fair value for the contingent consideration at the time of the acquisition to be $28.4 million. This fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement within the fair value hierarchy. See Note 2 - Summary of Significant Accounting Policies for additional information.

The following table summarizes the fair values of the asset acquired at the date of acquisition:

May 29,
2024
Mineral property	$50,532
Total assets acquired	50,532
Consideration exchanged	$50,532

The Company has recognized a deferred tax liability of $13.6 million  in conjunction with the asset acquisition, which has been recorded against the mineral property asset Note 12 – Income Taxes).

Note 6 – Intangible Assets

On March 31, 2025, the Company acquired PMTCM, including certain identifiable patents and an operating agreement. The following table summarizes the gross carrying amount and accumulated amortization of the Company’s identifiable intangible assets as of December 31, 2025:

		December 31, 2025
	Weighted	Gross		Net
	Average	Carrying	Accumulated	Carrying
	Useful Life	Amount	Amortization	Amount
Patents	15 years	$500	$(32)	$468
Process knowledge and operating agreement	8 years	993	(147)	846
Intangible Assets, net		$1,493	$(179)	$1,314

Note 7 – Machinery and Equipment

On March 31, 2025, the Company acquired PMTCM, including certain items of machinery and equipment. The following table summarizes the gross carrying amount and accumulated amortization of the Company’s machinery and equipment assets as of December 31, 2025:

December 31, 2025
	Weighted	Gross		Net
	Average	Carrying	Accumulated	Carrying
	Useful Life	Amount	Amortization	Amount
Machinery and equipment	7 years	$371	(50)	321

Note 8 – Mineral Reserves and Dispositions

The Company’s Mineral Reserves consist of the Hoidas Lake Property (“Property”), which is located in northern Saskatchewan, approximately 135 kilometers northwest of Stony Rapids, Saskatchewan, near the border between Saskatchewan and the Northwest Territories. The Property consists of 14 contiguous Saskatchewan Mineral Dispositions. The mineralization at the Property consists of structurally controlled veins located along the Hoidas-Nisikkatch Fault. In total, over 30 mineralized showings have been identified. The major visible minerals in the veins are apatite and allanite. Minor amounts of a number of additional rare earth minerals, such as monazite and bastnaesite, are also present in the veins.

Based on publicly available historical reports, the total rare earth elements measured, indicated, and inferred are 963,808 tonnes, 1,597,027 tonnes, and 2,560,835 tonnes, respectively.

The active mineral dispositions require the Company to incur annual exploration expenditures of $15 per hectare in each year for the second through the tenth years following the effective date of staking and $25 per hectare thereafter. Currently, the mineral dispositions comprising the Hoidas Lake property require annual expenditures of $25 per hectare. Exploration expenditures in excess of the annual requirements are carried forward as assessment credits. As of December 31, 2025, and 2024, the Company had $1.0 million and $0.9 million in approved assessment credits, respectively. The approved assessment credits are sufficient to keep the Company’s 14 mineral dispositions, totaling 12,522 hectares, in good standing as follows:

●	1 mineral disposition covering 244 hectares until October 25, 2027;

●	1 mineral disposition covering 2,334 hectares until January 15, 2028;

●	7 mineral dispositions covering 6,879 hectares until April 25, 2028;

●	1 mineral disposition covering 1,885 hectares until June 29, 2028;

●	1 mineral disposition covering 300 hectares until July 3, 2028;

●	1 mineral disposition covering 331 hectares until October 25, 2028;

●	1 mineral disposition covering 72 hectares until December 21, 2028; and

●	1 mineral disposition covering 477 hectares until June 29, 2029

Note 9 – Leases

The Company acquired one lease during the PMCTM acquisition on March 31, 2025. The facility is located in Euclid, Ohio and is a non-cancelable operating lease that expires on October 31, 2033, with a remaining term of 7.80 years and a discount rate of 4.16%. The lessor and a corporation affiliated with the lessor received a combined 14,000,000 common shares of the Company as payment for the acquisition of PMT, and are under the common control of Andrew Sherman. See Note 4 – Business Combination for details.

Future minimum lease payments under these noncancelable operating leases as of December 31, 2025, are as follows:

Year ending December 31:

2026	$90
2027	90
2028	90
2029	90
2030	90
Thereafter	255
Total remaining lease payments	$705
Less: imputed interest	(102)
Present value of remaining lease payments	$603

Rent expense was included within General and Administrative expenses within the Consolidated Statement of Operations and Comprehensive Loss and was $67 thousand for the year ended December 31, 2025.

Note 10 – Notes Payable, Related Party

On June 3, 2024, the Company entered into a promissory note agreement with a 4.9% stockholder of the Company, who is also related to the Co-founder, CEO & Director of the Company, (the “Lender”) for the amount of $2.04 million, due upon the earlier of (i) January 31, 2026   and (ii) within two business days of the receipt by the Company of the principal amount or any portion thereof from any source of financing of the Company in excess of $10.0 million. There is no interest rate associated with the promissory note. During the year ended December 31, 2025, the Company repaid $1.95 million of the note.

As this note is a transaction with a related party with no interest rate, the Company is required to record imputed interest. The Company estimates that the market interest rate for comparable debt instruments would be approximately 18%. The Company has recorded imputed interest of $0.4 million and $0.2 million for the year ended December 31, 2025 and 2024, respectively. The imputed interest was recorded as interest expense and an increase in additional paid-in capital.

Note 11 – SAFEs Liability

On December 4, 2024, January 24, 2025, and June 27, 2025, the Company entered into several SAFEs with third parties totaling $1.7 million. The SAFEs will convert into common stock of the Company following a go-public event.

Additionally, on December 4, 2024, the Company entered into SAFEs with related parties totaling $1.3 million. A $0.5 million SAFE was entered into with a 4.9% stockholder of the Company, who is also related to the Company’s Co-founder, President & Director. A $0.8 million SAFE was entered into with the Company’s Co-founder, CEO & Director. There is no interest rate associated with the SAFEs. Each SAFE will convert into common stock of the Company at the valuation equal to its go-public valuation (the “Liquidity Event”). On the completion of the Liquidity Event, the Purchase Amount will automatically convert into common stock of the Company. If the Liquidity Event would result in the common stockholders of the Company having their common stock exchanged for the common stock of the public entity that is completing the transaction with the Company, instead of receiving common stock of the Company, the Investor would receive common stock of the public entity that is completing the transaction with the Company that results in the Liquidity Event (at the valuation equal to the Company’s go-public valuation). The Company has recorded these SAFEs as liabilities on the balance sheet at fair value. Repayment terms for the SAFEs are the issuance of shares to each investor at the timing of the liquidity event, if dissolution or liquidation of the Company occurs the investor will receive the amount invested (to the extent funds are legally available), or if a change in control of the Company occurs the investors will receive the greater of (i) the amount invested or (ii) the amount payable if the SAFE had converted immediately prior to such change of control.

Note 12 - Deferred Cash Consideration from Acquisition

As part of the closing consideration for the acquisition of Strategic Metals (Note 4), the Company was required to pay $8.5 million of deferred cash payments to the seller. The Company made payments totalling $4.1 million in 2024, consisting of the initial cash payment of $2.0 million and a partial payment of $2.1 million toward the second cash payment installment. The Company made payments totaling $7.7 million to the seller during the year ended December 31, 2025. These payments consisted of $4.4 million of principal and the remaining $3.3 million for late payment penalties and interest. The total payments for deferred cash consideration and penalties to the sellers were $11.8 million. As of December 31, 2025, the Company has no deferred consideration outstanding.

Note 13 – Income Taxes

As of December 31, 2025, the Company had $71.9 million of U.S. federal net operating loss carryforwards that have an unlimited carryforward period. As of December 31, 2024, the Company had $3.6 million of U.S. federal net operating loss carryforwards that have an unlimited carryforward period. As of December 31, 2025, the Company had $1.9 million of state net operating loss carryforwards that will begin to expire in 2045. As of December 31, 2024, the Company had no state net operating loss carryforwards. As of December 31, 2025, and 2024, the Company had no foreign net operating loss carryforwards.

The future realization of the Company’s net operating loss carryforwards and other tax attributes may also be limited by the change in ownership rules under the U.S. Internal Revenue Code Section 382. Under Section 382, if a corporation undergoes an ownership change (as defined), the corporation’s ability to utilize its net operating loss carryforwards and other tax attributes to offset income may be limited. The Company has not completed a study to assess whether an ownership change has occurred or whether there have been multiple ownership changes.

The future realization of the tax benefits from existing temporary differences and tax attributes ultimately depends on the existence of sufficient taxable income. The Company assesses the realizability of its deferred tax assets at each balance sheet date. In assessing the realization of its deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company considers the projected future taxable income, expected reversal of existing deferred tax liabilities, and tax planning strategies in making this assessment. After consideration of all available evidence, both positive and negative, the Company determined that it is not more likely than not that its U.S. deferred tax assets will be realized in the foreseeable future. As a result, the Company has recorded a full valuation allowance against its U.S. deferred tax assets, increasing the valuation allowance by $13.6 million as of December 31, 2025. The Company’s deferred tax liability of $13.6 million relates to the temporary difference on the mineral property held in the Canadian jurisdiction and is not offset against the U.S. deferred tax assets for valuation allowance purposes, as deferred taxes are assessed on a jurisdictional basis.

The Company records uncertain tax positions as liabilities in accordance with ASC 740-10 and adjusts these liabilities when its judgment changes as a result of evaluating new information not previously available. Because some of these uncertainties are complex, the ultimate resolution may result in a payment materially different from the current estimate of the unrecognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available. The calculation and assessment of the Company’s income tax exposures generally involve uncertainties in the application of complex tax laws and regulations across federal, state, and foreign jurisdictions. A tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon local tax examination, including resolutions of any related appeals or litigation on the basis of the technical merits.

The Company files income tax returns in the United States and may be subject to income tax examination in Canada through its consolidated variable interest entity. The Company is not currently under examination for income taxes and is not aware of any issues under review that could result in significant payments, accruals or material deviation from its tax positions. To the extent the Company has tax attribute carryforwards, the tax years in which the attribute was generated may still be adjusted by local tax authorities upon examination, to the extent the attribute is utilized in a future period.

As of December 31, 2025, the Company has not recorded any unrecognized tax benefit nor liability, and, accordingly, did not recognize any interest or penalties related to unrecognized tax benefits during the year ended December 31, 2025.

Note 14 - Commitments and Contingencies

In the ordinary course of business, the Company may be named as a party to claims and legal proceedings. However, the Company has not been named in, and is not aware of, any such matters that management believes would, individually or in the aggregate, have a material adverse effect on its financial condition or results of operations.

Financing and Transaction-Related Contingencies

The Company has aggregate contingent cash payments totalling $1.4 million to various consultants and advisors that may be required if the Company completes funding and merger activities within the next 12 months. No related liability or expense has been recognized as of December 31, 2025, as the triggering events did not occur before December 31, 2025.

Acquisition Related Commitments & Contingencies

The Hoidas Lake Property asset that was acquired on May 29, 2024, is subject to a 1.8% Net Smelter Return (“NSR”) royalty. The NSR royalty has a maximum value of 1,000,000 Canadian Dollars. Per the agreement, the royalty is paid quarterly from gross revenue after the project attains commercial production. These royalty payments represent a contingent consideration liability that the Company will recognize when it becomes probable and reasonably estimable or when the contingency is resolved.

The Company has remaining commitments of $0.4 million related to the $1.7 million of required capital injections as prescribed in the PMTCM acquisition agreement at December 31, 2025. The remaining committed payments are due on or before the Merger’s completion.

Long-term Capital Development Commitments

On November 20, 2025, the Company entered into a commercial arrangement with the Saskatchewan Research Council (“SRC”), pursuant to which the Company agreed to advance funds to support incremental processing capacity required to produce specified rare-earth oxide and metal products for the Company. The advanced amounts function as prepaid amounts associated with future product supply and are applied solely to SRC-approved work programs necessary to enable such production. All expenditures are incurred on a time-and-materials basis, are subject to the Company’s prior written approval, and may not be incurred or committed by SRC outside the Company-approved budgets or scope. The arrangement is non-recourse to SRC, does not result in Company ownership of facilities or equipment, and does not constitute indebtedness of SRC. In the event SRC terminates the arrangement prior to fulfillment of the related supply obligations, amounts previously advanced by the Company would become an unsecured obligation of SRC, repayable to the Company over a twelve-month period. The Company currently anticipates that, subject in all cases to progress, scope refinement, and the Company’s ongoing approval, it may advance approximately $6.5 million over the next twelve months in connection with initial work programs. Any additional advances would likewise be contingent on such factors, with the remainder of the anticipated prepayments expected to be advanced during 2027 and 2028. The total amount of prepayments under the arrangement is expected to be up to approximately $20.6 million

Concurrently, the Company entered into a long-term supply arrangement with SRC pursuant to which SRC will supply the Company with rare earth oxide and metal products produced using the expanded processing capabilities. In consideration of the prepaid advances, the Company is entitled to priority off-take rights, including an upfront allocation of 80% of forecast annual production and a right of first refusal on uncommitted volumes. Products are purchased at SRC’s cost of production plus an agreed margin at reasonable commercial rates, subject to customary adjustments and applicable taxes. The supply arrangement includes standard delivery, take-or-pay, and force majeure provisions and is non-recourse to the Company beyond its obligation to pay for approved expenditures and delivered product.

Compensation Related Commitments

On December 15, 2025, the Company entered into a professional services agreement with its Chief Executive Officer, who also serves as a director. This agreement provides for a $1.5 million signing bonus, payable 90 days after the Company’s listing on a qualified stock exchange, unless the CEO defers it. The Company determined the qualifying expenses were probable and recognized $1.1 million in related compensation expense in the period ending December 31, 2025.

In connection with the agreement, the Company granted the CEO 12,000,000 restricted stock units, consisting of 6,000,000 units that vest on the earlier of March 1, 2026 or the Company’s listing on a qualified stock exchange, and 6,000,000 units that vest one year after the effective date of the agreement. The agreement further provides for four milestone-based equity awards, each equal to 2.5% of the Company’s then-issued and outstanding common shares, upon achievement of specified milestones relating to (i) a strategic offtake or processing facility agreement, (ii) $50.0 million of booked revenue, (iii) $100.0 million of new capital raised, and (iv) a market capitalization in excess of $1.0 billion for 30 consecutive trading days. The agreement also includes termination provisions under which, if the Company terminates the CEO without Good Reason or the CEO resigns for Good Reason, the CEO is entitled to 24 months’ compensation, including bonus, and to the acceleration of all granted but unvested RSUs and milestone-based share awards.

Note 15 – Stockholders’ Equity (Deficit) and Stock-based Compensation

As of December 31, 2024 and 2025, the Company had an authorized share capital of 100,000,000 shares of common stock. with a par value of $0.0001. As of December 31, 2025, the Company has 5,000,000 shares of preferred stock (Series X) with a par value of $0.0001 per share.

Issuances of Common and Preferred Stock

On June 3, 2024, the Company issued 58,500,000 shares of common stock, proceeds of $5.9 million, via a reduction in outstanding note payable to a related party. There were no issuance costs incurred.

On December 4, 2024, the Company issued 18,000,000 shares of common stock for proceeds of $1.8 million. There were no issuance costs incurred. These shares were issued to the Company’s Co-founder, CEO, and Director.

The Company issued 4,500,000 shares of common stock, with a fair value of $0.0001, to the advisor as consideration for services rendered in connection with the Merger. The fair value of the shares was determined using the method from the December 2024 issuance, as the agreement for the advisor shares was entered into close to that date. The fair value of the issued shares was recorded as a general and administrative expense on the Consolidated Statement of Operations.

Between July 24, 2025, and August 14, 2025, REalloys entered into multiple Stock Purchase Agreements (the “July Agreements”) with certain accredited investors, authorizing the sale of up to 3,000,000 shares of REalloys common stock. As of August 14, 2025, REalloys closed on the sale of 1,926,860 shares of REalloys common stock for total proceeds of approximately $9.6 million. No fees were paid or payable in connection with the July Agreements. The potential sale of the remaining subscribed additional 1,203,028 shares of REalloys common stock was not completed prior to August 14, 2025, and expired as per the amended terms of one of the July Agreements. The July Agreements contain customary terms and conditions, including a lock-up period following the Merger’s closing.

Between October 1, 2025 and November 15, 2025, the Company issued 1,159,024 common shares, without commissions or fees, for aggregate proceeds of $5.8 million. The sale terms contain customary terms and conditions, including a lock-up period following the closing of the planned Merger.

The Company entered into consulting agreements effective July 20, 2025, that grant certain consultants an aggregate equity participation equal to approximately 4% of the Company’s fully diluted common shares on a pre-merger basis, approximately 3,875,000 common shares, in exchange for services (the “Dilution Agreements”). By September 30, 2025, the Company issued all of the estimated 3,875,000 common shares committed. Additionally, the Company issued an aggregate of 7,445,000 common shares under other consulting agreements entered into in the quarter that grant certain consultants fixed numbers of common shares in exchange for services (the “Fixed Agreements”). The awards are classified as equity and measured at the fair value of the common shares committed and issued pursuant to the agreements. In establishing the fair value of the common shares granted under the consulting agreements, the Company referred to cash sales of its common shares to third parties (reference transactions) completed as closely as possible to the dates the service contracts were entered into. The reference transactions were completed between July 24, 2025, and July 28, 2025, for $5.00 per common share of the Company. The fair value of the shares issued pursuant to the contracts, $56.6 million, was recorded as an increase in Stockholders’ Equity and a corresponding increase in Prepaid Assets. Consulting expense of $7.6 million was recognized in the three and nine months ended September 30, 2025, related to the Dilution Agreements. The remaining prepaid share-based consulting cost of $11.7 million is expected to be recognized over the remaining service period ending in January 2026. Consulting expense of $18.2 million was recognized in the three and nine months ended September 30, 2025, related to the Fixed Agreements. The remaining prepaid share-based consulting cost of $18.9 million is expected to be recognized over the remaining service periods ending between October 2025 and August 2026.

The Company issued an aggregate of 4,670,000 common shares under consulting agreements entered into in the fourth quarter that grant certain consultants fixed numbers of common shares in exchange for services (the “December Agreements”). The awards are classified as equity and measured at the fair value of the common shares committed and issued pursuant to the agreements. In establishing the fair value of the common shares granted under the consulting agreements, the Company referred to cash sales of its common shares to third parties (reference transactions) completed as closely as possible to the dates the service contracts were entered. The reference transactions were completed between October 1, 2025, and November 15, 2025, for $5.00 per common share of the Company. The fair value of the shares issued pursuant to the contracts, $23.4 million, was recorded as an increase in Stockholders’ Equity and a corresponding increase in Consulting expense and Prepaid assets for contracts with services to be delivered in 2026.

Securities Purchase Agreement

On March 6, 2025, the Company entered into a Securities Purchase Agreement with an investor in connection with the Company’s pending merger transaction. Pursuant to the Purchase Agreement, the Company agreed to issue (i) up to 5,000 shares of Series X Preferred Stock with a stated value of $1,000 per share, (ii) warrants to purchase up to 5,000,000 shares of the Company’s common stock at an exercise price of $10.00 per share, and (iii) 5,000,000 shares of the Company’s common stock (the “Commitment Shares”), subject to adjustment immediately prior to the consummation of the merger if such shares represent less than 5.0% of the Company’s fully diluted outstanding capital.

The initial closing occurred on March 10, 2025, at which time the Company received gross proceeds of $1.0 million and issued 1,000 shares of Series X Preferred Stock, warrants, and Commitment Shares. On July 24, 2025, the Company received an additional $1.0 million and issued 1,000 additional shares of Series X Preferred Stock.

As of December 31, 2025, an additional 3,000 shares of Series X Preferred Stock remained issuable for aggregate proceeds of $3.0 million upon a subsequent closing contemplated by the Securities Purchase Agreement.

The Company evaluated the financing package as containing multiple freestanding instruments, including the issued Series X Preferred Stock, the commitment to issue additional Series X Preferred Stock, the Commitment Shares and the warrants. Gross proceeds from the initial closing were allocated to the issued instruments based on their relative fair values. No transaction costs directly attributable to the financing were incurred and any such future costs will be allocated to the related instruments and be recorded as a reduction of additional paid-in capital.

As summarized above, the Securities Purchase Agreement contains three freestanding contracts: the sale and commitment of Series X Preferred Stock, the sale of REalloys Common Stock, and the sale of REalloys Warrants. The features of each contract are summarized as follows:

Series X Preferred Stock

As of December 31, 2025, the Company had 2,000 shares of Series X Preferred Stock issued and outstanding with an aggregate stated value of $2.0 million. The Series X Preferred Stock accrues dividends at 8% per annum, compounded quarterly and payable in arrears on the earlier of the closing of the merger and the maturity date. The original maturity date was December 5, 2025, and was extended to March 31, 2026 at the holder’s option.

The Series X Preferred Stock ranks senior to the Company’s common stock with respect to dividends, distributions and liquidation. In the event of liquidation, dissolution or winding up, holders of the Series X Preferred Stock are entitled to receive an amount equal to 350% of stated value before any distributions are made to holders of common stock. The Series X Preferred Stock also includes redemption features upon certain contingent events, including deemed liquidation events, certain change in control events other than the planned merger, termination of the merger prior to completion, and at the holder’s option during the ten days preceding the earlier of completion of the merger and the maturity date.

In addition, if the merger agreement is terminated before consummation of the merger and the Company subsequently raises capital, the Company is required to use 50% of the aggregate gross proceeds from such financing to redeem the then-outstanding Series X Preferred Stock at 110% of stated value plus accrued and unpaid dividends. Because the occurrence of one or more redemption events is not solely within the control of the Company, the Series X Preferred Stock should be presented outside of permanent equity as temporary equity in the mezzanine section of the balance sheet.

The following is a summary of the rights, preferences, and terms of the Series X Stock:

Dividends

Holders of Series X Stock, in preference to holders of any other class or series of the Company’s stock, are entitled to dividends at an annual rate of 8%, compounding quarterly and payable in arrears on the earlier of the closing of the Merger and their Maturity Date. The Maturity Date was extended to after the closing of the Merger. At the Holder’s discretion, dividends may be paid in cash, “in kind” in the form of additional Preferred Shares, or in combination of cash and additional Preferred Shares. The Company included $0.6 million of accrued interest expense in income during the year ended December 31, 2025, related to the dividends payable in arrears. No dividends were declared or paid in the year ended December 31, 2025.

Voting

Holders of the Series X Stock are entitled to vote with holders of common stock as a single class on all matters that such holders of common stock are entitled to vote. Each preferred share shall entitle the holder to one vote for each share of preferred stock.

Liquidation

In the event of any liquidation, dissolution, or winding up, the holders of the Preferred Stock are entitled to be paid out of the assets of the Company before any distribution or payment is made to holders of common stock. The liquidation value per share of Series X Stock is 350% of the stated value, provided that, if the funds are insufficient to pay the full amount due to the holders, each holder of Series X Stock shares receives a percentage of the liquidation funds.

Conversion

Upon the consummation of the Merger, the Series X Stock, then outstanding, will be exchanged for shares of Series C Convertible Preferred Stock of Blackboxstocks at a ratio of 1 to 1 as specified in the Merger Agreement. Assuming all 5,000 issued and contingent Series X Stock, with an aggregate stated value of $5.0 million, are outstanding on the completion of the Merger, 5,000 Series C Convertible Preferred Stock of Blackboxstocks with a Stated Value of $15.0 million will result from their conversion. Holders of Series C Convertible Preferred Stock of Blackboxstocks Stock are entitled to vote with holders of Blackboxstocks’ common stock as a single class on all matters that such holders of common stock are entitled to vote. The voting entitlement of each Series C Preferred Stock is a function of its Stated Value and variables which cannot be known prior to the completion of the Merger. The variables include the Nasdaq Minimum Price of Blackboxstocks (as defined in Nasdaq Listing Rule 5635(d)) immediately preceding the date on which the Merger is approved (also the subscription date for the Series C Convertible Preferred Stock).

Redemption

The Series X Preferred Stock is subject to redemption under certain contingent events, such as, deemed liquidation, change of control other than the planned Merger, and the termination of the Merger prior to its completion. Additionally, the Series X Stock are redeemable, at whole or in part, at the option of the Holder, at any time in the ten days prior to the completion of the planned Merger. The occurrence of these events, as defined, are not solely within the control of the Company.

Classification of Series X Preferred Stock

Because their redemption features are conditional, the Series X Stock is temporary equity and is assessed at each reporting period to determine whether redemption is probable or required under ASC 480. There have been no indications that the holders intend to execute their optional redemption at maturity, and no other conditional redemption triggers occurred prior to December 31, 2025.

REalloys Warrants

As of December 31, 2025, warrants to purchase 5,000,000 shares of common stock remained outstanding under the Share Purchase Agreement at an exercise price of $10.00 per share and with an expiration date of March 10, 2027. After completion of the Merger and registration of the Company’s shares, at the option of the Company, it may call the options, at certain times when the common shares trade above 160% of the strike price. No warrants were exercised during the year ended December 31, 2025. The warrants were equity-classified and recorded in additional paid-in capital. The warrants, inclusive of all features, are considered a single instrument, detachable and separately exercisable from the Series X Preferred Stock and Common Stock issued in the Securities Purchase Agreement.

Commitment Shares

The Company issued 5,000,000 shares of REalloys Common Stock (the “Commitment Shares”), to be adjusted as necessary immediately prior to the consummation of the Merger to the extent that the Commitment Shares represent less than 5.0% of the fully diluted outstanding capital of REalloys. The 5% adjustment feature is effective only on the completion of the Merger, the date of which, and the potential number of shares to be adjusted cannot be reliably estimated and are outside of the Company’s control. The Commitment Shares are considered equity, consistent with the previous classification of the Company’s Common Stock.

Consideration Exchanged and Allocation

On the first closing, March 9, 2025, the Company issued 1,000 units and a commitment to issue a further 4,000 units of the Series X Preferred Stock, Warrant, and Commitment Shares (the “Issued Instruments”), which had an aggregate fair value of $5.0 million, in exchange for cash consideration. Total cash consideration received on the first closing was $1.0 million, from the issuance of 1,000 Series X Preferred Stock. The difference between the fair value of the Issued Instruments and the cash consideration received at the first closing was $4.0 million, representing the cash to be received at the second closing and the completion of the merger.

The Company allocated the total consideration received at the first closing among the Issued Instruments, considering whether the instruments are measured at fair value on a recurring basis. As none of the Issued Instruments will be measured at fair value on a recurring basis, $1.0 million was allocated to the Issued Instruments on a relative fair value basis.

The following table presents the initially recognized amounts for the Securities Purchase Agreement:

	December 31, 2025
	First	Second
	Closing	Closing	Total
	Amount	Amount	Amount
Consideration received
Cash	$1,000	$1,000	$2,000

Consideration given
Series X preferred shares	507	1,000	1,507
Warrants	242		242
Commitment common shares	251		251
Total consideration given	$1,000	$1,000	$2,000

The Company incurred no transaction costs on the first or second closings.

Stock-based Compensation

On December 15, 2025, the Company entered into a professional services agreement with its Chief Executive Officer, who also serves as a director. In connection with the agreement, the Company granted the CEO restricted share units (RSUs) and restricted performance share units (RPSUs). Prior to the CEO’s appointment, the Company granted fully vested stock awards.

Restricted share units

Pursuant to the CEO agreement, the Company granted 12,000,000 RSUs, consisting of 6,000,000 units that vest on the earlier of March 1, 2026 or the Company’s listing on a qualified stock exchange, and 6,000,000 units that vest one year after the effective date of the agreement. The RSUs are measured at the grant date fair value and recognized as stock-based compensation expense over the requisite service periods, with a corresponding credit to additional paid-in capital. The weighted-average grant date fair value of RSUs granted during the years ended December 31, 2025, and 2024 was $5.00, and $nil, respectively. No RSUs were granted in 2024.

Market-based PSUs

Under the agreement, the Company granted market-based equity awards that entitle the CEO to additional common shares equal to 2.5% of the Company’s issued and outstanding shares, and cliff vest if the Company’s market capitalization exceeds $1.0 billion for at least 30 consecutive trading days within a five-year term. The award contains a market condition and is therefore measured at the grant-date fair value using a Monte Carlo simulation model. The grant-date fair value was estimated at $11.5 million, based on an implied initial market capitalization of approximately $512.1 million, an expected volatility of 90.0%, risk-free interest rates based on U.S. Treasury yields, an expected term consistent with the five-year performance period, and an assumption of no expected dividends. Compensation cost for this award is recognized over the requisite service period beginning on the grant date and is not reversed if the market condition is not ultimately achieved, provided that the requisite service has been rendered.

The following table contains information on the Company’s market-based performance awards:

Weighted- Average
	Number	Grand Date
	Of Shares	Fair Value
Nonvested as of January 1, 2025	-
Granted	1,375,000	$8.35
Vested	-	-
Forfeited	-	-
Nonvested as of December 31, 2025	1,375,000	$8.35

Performance-based PSUs

The agreement further provides for 3 performance-based equity awards, each equal to 2.5% of the Company’s then-issued and outstanding common shares, which cliff vest upon achievement of specified milestones relating to (i) a strategic offtake or processing facility agreement, (ii) $50.0 million of booked revenue, (iii) $100.0 million of new capital raised, and (iv) a market capitalization in excess of $1.0 billion for 30 consecutive trading days. The performance-based awards are recognized only when their applicable condition is considered probable.

Weighted- Average
	Number	Grand Date
	Of Shares	Fair Value
Nonvested as of January 1, 2025	-
Granted	4,125,000	$5.00
Vested	-	-
Forfeited	-	-
Nonvested as of December 31, 2025	4,125,000	$5.00

Stock awards

The Company also granted 1,125,000 fully vested common stock awards to the CEO prior to his appointment. Upon granting, fully vested stock awards are recognized immediately. The weighted-average grant date fair value of stock awards granted during the years ended December 31, 2025, and 2024 was $5.00, and $nil, respectively. No stock awards were granted in 2024.

Common stock

The holders of the common stock are entitled to one vote for each share of common stock held at all meetings of stockholders. Unless required by law, there shall be no cumulative voting. In the event of any liquidation, dissolution or winding up of the Company, after the payment of all preferential amounts required to be paid to the holders of shares of Series X Stock, the remaining funds and assets available for distribution to the stockholders of the Company will be distributed among the holders of shares of common stock, pro rata based on the number of shares of common stock held by each such holder.

Note 16 – Related Party Transactions

Consulting Arrangements with Directors of the Company

In 2024, the Company entered into an arrangement with the Co-founder, CEO & Director and former President of the Company to provide consulting services, with payment made to QLM Nevada LLC. (“QLM”), who is also an Executive and Director at QLM. Compensation for consulting services includes a $30 monthly salary and a $210 signing bonus.

In December 2024, the Company entered into an arrangement with David Argyle, the Company’s Co-founder, former CEO & Director, to provide consulting services, paid through Arlington Innovation Partners, LLC (“Arlington”), of which Mr. Argyle is also a Partner. Compensation for the consulting services included a monthly salary of $30 and a signing bonus of $210. On July 27, 2025, the Company entered into an amendment to its December 2024 consulting agreement for CEO and Director services with Mr. Argyle’s company, modifying the payment terms of the monthly salary and signing bonus. The original agreement stipulated that payment of the accrued salary and signing bonus would occur upon the completion of financing of at least $5.0 million. The amended agreement changes this condition, requiring payment upon the completion of a financing of at least $20.0 million. Additionally, the Company was obligated to, and did, make a payment to the Consultant equal to four months of base fees, or $120, by August 4, 2025. In October 2025, David Argyle resigned from his positions as Director and Chief Executive Officer of the Corporation and the Consulting Agreement was terminated on this date. The resignation was effective immediately. On November 4, 2025, the Company paid $0.8 million in legal fees and settled the Consulting Agreement.

The Company’s Chief Executive Officer also serves as a director and provides services under a professional services agreement entered into in December 2025. Under this agreement, the CEO is entitled to cash compensation, a contingent signing bonus, equity-based awards, and specified termination benefits, and total compensation recognized under the arrangement is included in key management compensation in the related-party disclosures for the period.

The Company recognized $1.3 million and $0.2 million of consulting expense associated with the arrangements for the year ended December 31, 2025 and 2024, respectively.

Note 17 Fair Value of Financial Instruments

FASB ASC 820 “Fair Value Measurements and Disclosures” defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures. Current assets and current liabilities qualified as financial instruments, and management believes their carrying amounts are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization. The three levels are defined as follows:

●	Level 1: inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2: inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liabilities, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3: inputs to the valuation methodology are unobservable and significant to the fair value.

The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of assets and liabilities and their placement within the fair value hierarchy. The following methods and assumptions are used to estimate the fair value of each class of financial instruments for which it is practicable to estimate. The fair value of the Company’s accounts receivable, accounts payable, and accrued liabilities approximates their respective carrying amounts because of the immediate or short-term maturity of these financial instruments.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates the hierarchy disclosures each reporting period. There are no assets or liabilities measured at fair value on a recurring or non-recurring basis as of December 31, 2025, other than the warrant liability associated with the acquisition-related contingent consideration.

Cash and Debt

The fair value of the Company’s cash and debt are classified within Level 1 of the fair value hierarchy. The carrying amounts reported in the Consolidated Balance Sheets approximate the fair value of these instruments, given their short-term nature.

Derivative Instruments

The Company’s derivative instruments pertain to the acquisition-related contingent consideration issued to acquire Strategic Metals Inc in 2024. was recorded as a result of the acquisition of Strategic Metals and relates to a warrant that will automatically convert into $38.0 million worth of the Company’s common shares upon completion by the Company of a liquidity event (as defined in the share purchase agreement). All unconverted warrants become null and void if not converted on or before December 31, 2026. The fair value of the acquisition-related contingent consideration was determined using the probability-weighted expected return method (“PWERM”) valuation model, with the following range of key assumptions used in the PWERM: the timing of a liquidity event of February 2026 and March 2026, a discount rate of 3.66% and 3.60%, the probability of timing of a liquidity event of 80% and 15%, and a discount for lack of marketability of 3.7% and 5.7%. Accordingly, the acquisition-related contingent consideration is measured at fair value on a recurring basis using unobservable inputs; therefore, this instrument represents a Level 3 measurement within the fair value hierarchy. The fair value of the special warrant liability at the time of acquisition was $28.4 million at December 31, 2024. Because the valuation model uses unobservable inputs, there is inherent uncertainty in measuring the fair value of this contingent consideration, and actual results may differ from these estimates. At each reporting period end, changes in the fair value of the contingent consideration will be recorded in earnings. The fair value of the special warrant liability was $34.6 million at December 31, 2025. The $5.2 million change in fair value was recorded in earnings for the year ended December 31, 2025. The Company remeasured the fair value of the special warrant liability at December 31, 2024, to $29.4 million. The $1.0 million change in fair value was recorded in earnings for the year ended December 31, 2024.

The following table sets forth a summary of changes in fair value of the Company’s Level 3 liabilities for the following periods:

Balance as of May 20, 2024	$-
SAFEs	2,820
Acquisition-related contingent consideration	28,388
Change in fair value	976
Balance as of December 31, 2024	$31,208
SAFEs	195
Change in fair value	5,197
Balance as of December 31, 2025	$36,600

Note 18 – Segment Reporting

The Company operates in one reportable segment. The Company’s Chief Executive Officer has been identified as the Chief Operating Decision Maker (“CODM”). The CODM manages the Company as a single, integrated rare-earth development and supply chain enterprise focused on building a North American mine-to-magnet supply chain for U.S. Protected Markets. The CODM reviews the Company’s consolidated financial statements, including consolidated net loss and total operating expenses, to assess performance and allocate resources across the Company’s development activities. The Company is in the early stage of development and has not established ongoing commercial revenues or positive operating cash flows sufficient to cover operating costs. Accordingly, all resource allocation decisions are made at the consolidated enterprise level. The Company’s operating activities include mineral property exploration (HLREE), rare earth metal and magnet material production (Euclid Magnet Facility), and associated development and administrative functions, all of which are managed as components of a single integrated supply chain strategy.

The following table presents net revenues by geographic area based on customer location and long-lived assets by geographic area based on asset location. Long-lived assets include mineral properties, fixed assets, intangible assets and operating lease right-of-use assets.

	United States	Canada	Total
Year Ended December 31, 2025	thousands
Net revenues	$800	—	$800

Long-lived assets as of December 31, 2025
Mineral properties	—	50,532	50,532
Fixed assets, net	321	—	321
Intangible assets	3,393	—	3,393
Operating lease right-of-use asset, net	602	—	602
Total long-lived assets	$4,316	$50,532	$54,848

Year Ended December 31, 2024
Net revenues	—	—	—

Long-lived assets as of December 31, 2024
Mineral properties	—	50,532	50,532
Total long-lived assets	—	$50,532	$50,532

Note 19 – Earnings (Loss) per Share

The following table reconciles the weighted-average common shares outstanding used in the calculation of basic earnings or loss per common share to the weighted-average common shares outstanding used in the calculation of diluted earnings or loss per common share:

In thousands, except per share data)	2025	2024
Numerator:
Net (loss)	$(75,555)	$95,449)
Less: Preferred stock dividends accrued	122	-
Net income available to common stockholders	$(75,433)	$(5,449)
Numerator for basic and diluted EPS	$(75,433)	$(5,449)

Denominator:
Weighted-average common shares outstanding	99,634,249	56,760,000
Diluted weighted-average common shares outstanding	99,634,249	56,760,000

Basic EPS	$(0.76)	$(0.10)
Diluted EPS	$(0.76)	$(0.10)

Excluded Securities: Warrants to purchase 5,000,000 shares of common stock, 12,000,000 restricted share units and 5,500,000 restricted performance share units were outstanding in 2025 but were not included in the computation of diluted EPS because they were anti-dilutive.

Note 20 – Subsequent Events

The Company has evaluated subsequent events that occurred from January 1, 2026, through May 11, 2026, the date these consolidated financial statements were issued. The following events are disclosed in accordance with ASC 855, Subsequent Events.

Reverse Recapitalization with Blackboxstocks Inc. and Nasdaq Listing

On February 24, 2026, the Company consummated its previously announced merger transaction with Blackboxstocks Inc. (“Blackboxstocks”), a Nevada corporation whose common stock was listed on The Nasdaq Capital Market under the ticker “BLBX.” Pursuant to the Agreement and Plan of Merger dated December 11, 2025, Blackboxstocks issued approximately 51,154,959 shares of its common stock and 5,000 shares of newly designated Series C Convertible Preferred Stock to the holders of REalloys common stock and Series X Preferred Stock, respectively, plus additional common shares issuable in connection with REalloys SAFEs and acquisition warrants. Following the merger, Blackboxstocks was renamed “REalloys Inc.” and pre-merger REalloys Inc. became its wholly owned subsidiary, “REalloys Solutions Inc.” On February 25, 2026, the combined Company’s common stock began trading on The Nasdaq Capital Market under the new ticker symbol “ALOY.” The transaction is being accounted for as a reverse recapitalization in accordance with ASC 805-40, with REalloys Inc. (the accounting acquirer) treated as having issued shares to acquire the net monetary assets of Blackboxstocks. The Company is finalizing its purchase accounting and will reflect the effects of the transaction in its consolidated financial statements for the quarter ending March 31, 2026.

In connection with the merger, the Blackboxstocks board of directors declared a contingent value right (“CVR”) dividend, payable immediately prior to closing, to holders of Blackboxstocks common stock as of the record date of February 23, 2026. Each CVR represents a non-transferable right to receive cash payments in connection with certain transactions involving the assets, rights and properties of Blackbox.io Inc., the legacy operating subsidiary of Blackboxstocks. Management has evaluated the CVR liability and will record any required obligation in the post-merger period.

Series X Preferred Stock Financing

On February 23, 2026, substantially contemporaneously with the merger described above, the Company closed the second tranche of its previously announced Series X Preferred Stock private placement, issuing 3,000 shares of Series X Preferred Stock for aggregate gross proceeds of $3.0 million. Each share of Series X Preferred Stock was exchanged at the effective time of the merger for one share of Series C Convertible Preferred Stock of the combined Company.

Termination of At-the-Market Offering

Effective March 5, 2026, the Combined Company terminated its at-the-market continuous offering program. The Company sold an aggregate of 260,000 shares of common stock under the program for gross proceeds of approximately $2.2 million. The Company will not resume sales under the program unless a new prospectus supplement is filed.

Underwritten Public Offering

On March 9, 2026, the Combined Company completed an underwritten public offering of 2,702,702 shares of common stock at a public offering price of $18.50 per share. The Company received gross proceeds of approximately $50.0 million and net proceeds of approximately $46.8 million, after underwriting discounts and commissions of approximately $2.7 million and estimated offering expenses. The underwriters were granted a 30-day option to purchase up to 396,963 additional shares on the same terms; the option expired unexercised. The Company intends to use the net proceeds for working capital and general corporate purposes. The Company agreed to a 60-day lock-up on additional equity issuances and granted the lead underwriter a 180-day right to participate in future financings.

Conversion of Series A Convertible Preferred Stock

On April 14, 2026, a holder of more than 10% of the Combined Company’s common stock converted 550,000 shares of Series A Convertible Preferred Stock into 550,000 shares of common stock on a one-for-one basis pursuant to the conversion terms of the Certificate of Designations of the Series A Preferred Stock.